FOR IMMEDIATE RELEASE

December 13, 2007

Contact: Rosemarie Faccone

   or Susan Jordan

   732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS YEAR END EARNINGS

FREEHOLD, NJ, December 13, 2007........Monmouth Real Estate Investment Corporation (the Company) (NASDAQ/MNRTA) reported net income applicable to common shareholders of $8,948,000 or $0.41 per common share for the year ended September 30, 2007, as compared to $6,166,000 or $0.32 per common share for the year ended September 30, 2006.

A summary of significant financial information for the years ended September 30, 2007 and 2006 is as follows:

	2007	2006
Rental and Reimbursement Revenue	$29,255,000	$25,594,000
Total Expenses	$15,556,000	$12,679,000
Interest and Dividend Income	$1,467,000	$1,028,000
Gain on Securities Transactions, net	$157,000	$51,000
Income from Discontinued Operations	$4,439,000	$470,000
Net Income	$10,818,000	$6,166,000
Net Income Applicable to Common Shareholders	$8,948,000	$6,166,000
Net Income Applicable to Common Shareholders Per Share	$.41	$.32
FFO (1)	$11,397,000	$11,753,000
FFO Per Common Share (1)	$.54	$.60
Weighted Avg. Common Shares Outstanding	21,051,000	19,555,000

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A summary of significant balance sheet information as of September 30, 2007 and 2006 is as follows:

	September 30, 2007	September 30, 2006
Total Real Estate Investments	$320,197,000	$220,211,000
Securities Available for Sale	$13,437,000	$10,396,000
Total Assets	$366,908,000	$241,907,000
Mortgage Notes Payable	$174,352,000	$122,194,000
Subordinated Convertible Debentures	$14,990,000	$-
Loans Payable	$2,500,000	$8,219,000
Total Shareholders’ Equity	$167,214,000	$107,567,000

Eugene W. Landy, President, commented on the results of fiscal year 2007, “Management is pleased with the results.  The Company successfully completed five projects as follows:

•

In December 2006 the Company successfully issued 1,322,500 shares of 7.625% Series A Cumulative Redeemable Preferred stock in a public offering.  The net proceeds of $32 million improved the capital position of the Company.

•

On July 31, 2007, the Company completed the strategic combination with Monmouth Capital Corporation, increasing the size of the portfolio by fourteen properties.  The combination also significantly increased the capital of the Company.

•

In August 2007, the Company successfully completed the disposition of a vacant property, resulting in the realization of a $4.6 million gain on the sale of that property.  In accordance with the Company’s definition of FFO, none of this gain has been included in FFO.  Additionally, this sale eliminates approximately $500,000 in annual expenses related to this property which had been vacant since December 2006.

•

During 2007, the Company was successful in renewing expiring leases.  The Company was also successful in leasing a property that had been vacant. Of our approximate 6.0 million square feet of gross leasable area, 98% is now occupied.

•

The Company continued its program of acquiring industrial properties subject to triple net leases to investment-grade tenants for its portfolio by acquiring three new properties in fiscal 2007.

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These recent favorable developments, coupled with our strong balance sheet, provide for a strong outlook for fiscal 2008, our 41st year of operation.”

Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust specializing in net-leased industrial property.  The Company’s equity portfolio consists of fifty-eight industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

(1)  Non-GAAP Information:  FFO is defined as net income applicable to common shareholders, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per common share is defined as FFO divided by weighted average common shares outstanding.  FFO and FFO per common share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per common share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per common share are significant components in understanding the Company’s financial performance.

FFO and FFO per common share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per common share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO and FFO per common share for the years ended September 30, 2007 and 2006 are calculated as follows:

	2007	2006

Net Income	$10,818,000	$6,166,000
Accumulated Preferred Dividend	(2,080,000)	-
(Gain) Loss on Sale of Investment Property	(4,635,000)	28,000
Depreciation Expense	6,479,000	5,179,000
Depreciation Expense Related to Discontinued Operations	79,000	10,000
Amortization of In-Place Lease Intangible Assets	736,000	370,000
FFO	$11,397,000	$11,753,000

Weighted Ave. Common Shares Outstanding	21,051,000	19,555,000
FFO Per Common Share	$.54	$.60

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The following are the cash flows provided (used) by operating, investing and financing activities for the years ended September 30, 2007 and 2006:

	2007	2006

Operating Activities	13,224,000	11,992,000
Investing Activities	(25,527,000)	(32,691,000)
Financing Activities	21,668,000	16,806,000

The following are the earnings per common share for the years ended September 30, 2007 and 2006:

	2007	2006
BASIC EARNINGS – PER SHARE

Income from Continuing Operations	$.30	$.30
Less: Accumulated Preferred Dividend	(.10)	-
Income from Discontinued Operations	.21	.02
Minority Interest	-	-
Net Income Applicable to Common Shareholders - Basic	$.41	$.32

DILUTED EARNINGS – PER SHARE

Income from Continuing Operations	$.30	$.29
Less: Accumulated Preferred Dividends	(.10)	-
Income from Discontinued Operations	.21	.02
Minority Interest	-	-
Net Income Applicable to Common Shareholders - Diluted	$.41	$.31

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